Exhibit 99.1

ASSET PURCHASE AGREEMENT

DATED AS OF DECEMBER 31, 2004

BETWEEN

QUOVADX, INC.,

AS SELLER

AND

ROYAL HEALTH CARE DATA CENTER LLC

AS PURCHASER

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TABLE OF CONTENTS
(continued)

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EXHIBITS

Exhibit A	-	Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit B	-	Disclosure Schedule

Exhibit C	-	Form of Landlord’s Consent and Estoppel

Exhibit D	-	Forms of Customer Contract Assignment, Consent and Confirmation

Exhibit E	-	[Reserved]

Exhibit F	-	Form of Albuquerque Software License Agreement

Exhibit G	-	Form of Royal Services Agreement

Exhibit H	-	Form of Quovadx Services Agreement

SCHEDULES

Schedule 1.1(c)	-	MCTM Software

Schedule 1.1(e)	-	Third-Party Licenses Included in the Purchased Assets

Schedule 1.1(f)	-	Contracts Included in the Purchased Assets

Schedule 1.1(h)	-	Prepaid Expenses Included in the Purchased Assets

Schedule 1.2	-	Excluded Assets

Schedule 3.4	-	Allocation of Purchase Price

Schedule 3.5	-	Prorations with respect to Purchased Assets and Assumed Liabilities and Purchase Price Adjustment arising under Master ASP Agreement

Schedule 4.3(g)	-	Performance – Related Penalties

Schedule 5.1(g)	-	Transferred Employees

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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of December 31, 2004, between Quovadx, Inc., a Delaware corporation (“Seller”), and Royal Health Care Data Center LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S

     A. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets relating to Seller’s Albuquerque, New Mexico Data Center (the “ABQ Data Center”) on the terms and subject to the conditions contained in this Agreement.

     B. In connection with this Agreement and the transactions contemplated hereby, Seller and Purchaser desire to enter into a Albuquerque Software License Agreement, a Royal Services Agreement, and a Quovadx Services Agreement (each as herein defined) as more fully set forth herein.

A G R E E M E N T S

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

     1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, the following assets, properties, and rights as of the Closing Date (as herein defined)(the “Purchased Assets”):

          (a) the furniture, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, and other tangible personal property (other than Supplies (as hereinafter defined)) located at the Leased Premises (as such term is hereinafter defined) other than any item thereof that is specifically listed on Schedule 1.2 (all such personal property that is not so listed on Schedule 1.2, collectively, the “Equipment”);

          (b) the leasehold interest of Seller in the real property related to the ABQ Data Center located at The Mountain States Insurance Group Building, 5051 Journal Center Boulevard NE, Suite 410, Albuquerque, NM 87109 (the “Leased Premises”) pursuant to that certain Office Lease Agreement, dated as of November 8, 1999, as amended, between Mountain States Mutual Casualty Company and Seller (the “ABQ Lease”);

          (c) the source code, object code and documentation (including user guides and manuals) for, and (subject only to the rights of customers under the MCTM Customer Contracts (as such term is hereinafter defined)) all of Seller’s right, title and interest in and to, the software known as the Managed Care Transaction Manager or MCTM, as listed on Schedule 1.1(c) (the “MCTM Software”);

          (d) the unregistered copyrights (“Copyrights”) related to the MCTM Software;

          (e) the licenses of the third-party software listed on Schedule 1.1(e) (the “Third-Party Licenses”);

          (f) the contracts, agreements, and arrangements listed on Schedule 1.1(f) (the “Contracts”), including without limitation (i) the contracts (the “MCTM Customer Contracts”) for MCTM services separately listed on Schedule 1.1(f), (ii) the website hosting agreements (the “Web Hosting Agreements”) separately listed on Schedule 1.1(f), (iii) the employee work-for-hire and invention assignment agreements (the “Employee IP Agreements”) separately listed on Schedule 1.1(f) to the extent and only to the extent that such Employee IP Agreements relate to the MCTM Software and (iv) the other third party agreements (the “Third Party Agreements”) separately listed on Schedule 1.1(f);

          (g) [reserved]

          (h) all of Seller’s supplies associated with the Purchased Assets or located at the Leased Premises, whether on hand or on order that are associated with the Acquired Business (as hereinafter defined);

          (i) all documents, records, operating and protocol manuals and files pertaining to the Purchased Assets other than data and files required to be maintained by Seller under the MCTM Customer Contracts for periods prior to the Effective Time; and

          (j) the goodwill and going concern value associated with the business of Seller consisting of the use of the Purchased Assets to provide applications services provider (ASP) services under the MCTM Customer Contracts and the Web Hosting Agreements from the Leased Premises, together with all associated software licensing, hosting, maintenance, support and related services provided from such location (such business of the Seller, the “Acquired Business,” it being understood that the “Acquired Business” does not include Seller’s business of providing QDX™ Cash Accelerator Solution from the Leased Premises or any other business of Seller not expressly described in the definition of the “Acquired Business”).

     As of the Effective Time, all of the Purchased Assets shall be sold to Purchaser free and clear of any and all liens, title claims, other claims (other than claims of customers for services under the MCTM Customer Agreements and/or the Web Hosting Agreements for periods after the Effective Time (as herein defined)) encumbrances or security interests other than Permitted Liens (as herein defined).

     1.2 Bill of Sale. The sale, conveyance, assignment, transfer and delivery of the Purchased Assets will be effected by execution and delivery by Seller to Purchaser of a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”).

ARTICLE II

ASSUMPTION OF LIABILITIES

     2.1 Agreement to Assume. At the Closing (as herein defined), on and subject to the terms and conditions hereof, Purchaser shall assume and agree to discharge and perform only those liabilities of Seller that accrue from and after the Effective Time under (i) the ABQ Lease, (ii) the MCTM Customer Contracts, (iii) the Web Hosting Agreements, (iv) each Third-Party License that is validly assigned to Purchaser at the Closing and (v) each Third Party Agreement that is validly assigned to Purchaser at the Closing (the liabilities expressly described in this Section 2.1, collectively, (the “Assumed Liabilities”).

     2.2 Excluded Liabilities. All other liabilities and obligations of Seller and any and all of its Affiliates (as hereinafter defined), whether or not related to the Purchased Assets, which are not expressly assumed by Purchaser pursuant to Section 2.1 (the “Excluded Liabilities”) shall be retained, paid and discharged by Seller in a fashion that is sufficiently timely as to not adversely affect the Purchased Assets, the relationship of Purchaser with the counterparties to the Contracts, Third-Party Licenses or the ABQ Lease or with the Transferred Employees (as herein defined), and none of the Excluded Liabilities shall be assumed or discharged by Purchaser. Excluded Liabilities include, but are not limited to, (a) any liabilities of Seller (as used in this Section 2.2 only, the term “Seller” shall be deemed to refer to Seller and each of its Affiliates) relating to Seller’s other businesses and operations other than the Acquired Business, (b) any liabilities of Seller to or relating to Seller’s former or current employees or consultants (including employees or consultants terminated by Seller in connection with the sale of the Purchased Assets), including, without limitation, compensation, bonus, severance, vacation, paid time off, workers compensation, employee benefits or otherwise) or any other fee or wage payment of any kind or nature, including but not limited to, any payments under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any disability or unemployment insurance policies, (c) any enforcement, compliance or other liabilities of Seller arising under federal, state or local laws, rules or regulations, including, without limitation, health care regulatory, labor and environmental laws, (d) any liabilities of Seller arising from any litigation, arbitration or administrative proceeding to which Seller is or may be made a party or any contract, tort or equitable claims against Seller, (e) any liability of Seller for Taxes (as herein defined), (f) any account or trade payable of the Seller except for obligations listed on Schedule 3.5(a) and then only in the specific amounts listed in Schedule 3.5(a), (g) any liabilities or obligations of Seller (i) except as is specifically provided herein on Schedule 3.5(a), under any contract, instrument or agreement arising or accruing for any period prior to the Effective Time, including without limitation performance penalties, or (ii) arising or accruing after the Effective Time under any contract, instrument or agreement other than the ABQ Lease, the MCTM Customer Agreements, the Web Hosting Agreements or (to the extent validly assigned to Purchaser at the Closing) any Third-Party License or Third Party Agreement, (h) any liabilities or obligations of Seller under the Master ASP Agreement (as herein defined) that are not released pursuant to Section 3.5(b), (i) any claims or proceedings against Seller arising under federal or state securities laws, rules or regulations, (j) any claims related to the ownership or alleged infringement on the rights of others of any intellectual property owned or used by Seller that arise or accrue at any time prior to the Effective Time, and (k) any and all claims or assertions of any of the foregoing.

ARTICLE III

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

     3.1 Purchase Price. The “Purchase Price” of the Purchased Assets consists of an aggregate amount in cash equal to One Million Nine Hundred Thousand Dollars ($1,900,000), plus the Prepaid Expenses in accordance with Schedule 1.1(h), plus or minus the adjustments pursuant to Section 3.5 and (if applicable) Section 6.4.

     3.2 Closing. Subject to the satisfaction of conditions set forth in Sections 6 and 7, the transactions contemplated by this Agreement shall be consummated (the “Closing”) on and as of December 31, 2004. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. on January 1, 2005 (the “Effective Time”).

     3.3 Manner of Payment of the Purchase Price. As of the Closing, (a) Seller shall convey the Purchased Assets and Purchaser shall assume the Assumed Liabilities by executing and delivering the Bill of Sale, Assignment and Assumption Agreement and (b) Purchaser shall pay the Purchase Price plus the amount payable in respect of the Albuquerque Software License Agreement, by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser not later than three (3) days prior to such transfer.

     3.4 Tax Allocation of Purchase Price. The Purchase Price shall be allocated by Purchaser and Seller in accordance with Schedule 3.4. Purchaser and Seller acknowledge and agree that the allocation reflected on Schedule 3.4 represents the fair market value of the Purchase Price and the components thereof that are allocable to the Purchased Assets and the consideration conveyed by Seller under this Agreement and is made in accordance with the residual method described in Regulations promulgated under Section 338(b)(5) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of Seller and Purchaser agrees to report the transactions contemplated hereby for federal income tax purposes in a manner consistent with such allocation for federal, state and local tax purposes and to comply with all notice, filing and reporting obligations described in Code Section 1060.

     3.5 Prorations, Reimbursements, and Adjustments.

          (a) Prorations for personal property taxes with respect to the Purchased Assets, utilities for the Leased Premises, costs other than rent payable by the Tenant under the ABQ Lease and certain obligations arising under the Third Party Agreements to the extent billed before, on or after the Closing Date with respect to any period ending after the Closing Date, all of which are specifically identified as to the type and nature of the obligation and as to specific amount on Schedule 3.5, will be made as of the Effective Time, with the Seller liable to the extent such items relate to the time period up to the Effective Time and the Purchaser liable to the extent such items relate to periods after the Effective Time. Seller warrants that it has paid or will in a timely fashion pay, to the respective third parties, the amounts credited to Seller on Schedule 3.5 and representing prepaid amounts under hardware/software service contracts. Each of Seller and Purchaser agrees to pay such amounts for which it is liable in a timely manner. To the extent known and quantifiable on the Closing Date, the net amount of such prorations shall adjust the Purchase Price payable on the Closing Date with respect to the Purchased Assets; to the extent not known or quantifiable on the Closing Date, such prorations shall be settled and paid ninety (90) days after the Closing Date.

          (b) Seller, Purchaser and Royal Health Care of Long Island, LLC d/b/a Royal Health Care (“RHC”) hereby agree and acknowledge that that certain Master ASP Agreement, dated as of March 1, 2002 (the “Master ASP Agreement”), between Seller and RHC shall be terminated, without further action of any of the parties thereto, effective as of the Effective Time. Seller and RHC acknowledge that as of the Closing it is possible that (i) certain deliverables that the Seller is obligated to provide under the Master ASP Agreement with respect to Seller’s Utilization Management/Case Management (“UM/CM”) software will not have been completed and therefore (ii) RHC will not have become obligated to pay Seller an amount equal to $200,000 under the Master ASP Agreement (Seller’s obligations with respect to the UM/CM software pursuant to the Master ASP Agreement and RHC’s corresponding $200,000 payment obligation to Seller, collectively, the “UM/CM-Related Obligations”). To the extent that as of the Closing the parties are not mutually satisfied that the UM/CM-Related Obligations have been performed in full the parties will remain obligated to perform their respective UM/CM-Related Obligations after the Closing in accordance with the terms of the Master ASP Agreement or any substitute or stand-alone agreement that the parties may enter into with respect thereto. At least three (3) days before the Closing Date, Seller, Purchaser, and RHC shall agree on all other amounts owed by Seller to RHC and by RHC to Seller pursuant to the Master ASP Agreement as of the Closing Date and shall attach as Schedule 3.5 a description of such amounts. The net amount set forth on such Schedule shall adjust the Purchase Price payable on the Closing Date with respect to the Purchased Assets. For such purposes, to the extent that RHC is entitled to programming services of Seller under the Master ASP Agreement that have not been performed as of the date on which Schedule 3.5 is prepared, Purchaser shall be entitled to a credit in the calculation of the net amount set forth on such Schedule in an amount based on the number of hours of programming services to which RHC is so entitled and that have not been performed. Subject to the Closing and the parties’ mutual agreement on the calculations of Schedule 3.5, as of the Effective Time, and except for the UM/CM-Related Obligations (to the extent that both parties have not mutually agreed that such obligations have been performed as of the Closing), (i) RHC acknowledges and agrees that it shall have no claims for programming services against Seller and no claims whatsoever against Seller under the Master ASP Agreement for services that would otherwise have been performed after the Effective Time, and (ii) Seller acknowledges and agrees that it shall have no claims for payment against RHC arising under the Master ASP Agreement. Nothing herein shall be deemed to release any other claim that the parties may have against each other arising under the Master ASP Agreement, including any and all claims, actions, demands or causes of action, of whatever kind or character, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed conditional or contingent, or which may hereafter arise as a result of new or additional fact, for any injury, damage, loss or expense suffered, or claimed to have been suffered by such parties, or any of them, jointly or severally, in connection with Master ASP Agreement, provided that each of RHC and Seller hereby confirms to the other that as of the date of the preparation of Schedule 3.5 without independent investigation it knows of no such claims.

          (c) The parties acknowledge and agree that it shall be an express condition of the Closing that (i) the landlord under the ABQ Lease execute and deliver a Landlord’s Consent and Estoppel dated as of the Closing Date in the form of Exhibit C hereto, and (ii) that each customer under each MCTM Customer Contract and each Web Hosting Agreement execute and deliver a Customer Contract Assignment (as hereinafter defined) in the form attached to Exhibit D hereto that corresponds to such customer. The condition of the Closing that an executed Landlord’s Consent and Estoppel be obtained shall not be waivable by either party. If an executed Customer Contract Assignment is not able to be obtained from any customer under a MCTM Customer Contract or any Web Hosting Agreement, neither party shall be obligated to proceed to the Closing, and the parties shall negotiate in good faith to determine whether they can mutually agree upon substitute arrangements (such as an escrow of a portion of the Purchase Price) that will allow the Closing to proceed. If and to the extent that any required Consents to the assignment of any other Contracts or Third-Party Licenses or Third Party Agreements are not obtained on or before the Closing Date, then Purchaser shall be entitled to evaluate whether any such failure to obtain a required Consent is reasonably likely to interfere with Purchaser’s ability to provide to RHC the same services and at least the same level of speed, quality and reliability as have historically been provided by Seller under the Master ASP Agreement or to discharge any Assumed Liabilities in conformity with the legal and contractual requirements applicable thereto, including without limitation Purchaser’s obligations under each MCTM Customer Contract and each Web Hosting Agreement, and if Purchaser concludes that such failure will not so interfere then (i) Purchaser shall so notify Seller and the parties shall proceed to the Closing, (ii) Seller shall use all reasonable commercial efforts from and after the Closing to obtain such Consents as promptly as is practicable, and (iii) Purchaser shall, within ten (10) days of the date of any invoice from Seller, reimburse Seller for all such Assumed Liabilities related to such other Contracts or any such Permits or Third-Party Licenses to the extent actually paid by Seller unless and until such time as the required Consents have been obtained. Seller shall so invoice Purchaser on the first (1st) day of each month following the Closing Date accompanied by proof of payment of such Assumed Liabilities. Seller agrees to keep any such Contracts, Third-Party Licenses and Third-Party Agreements in force so as to afford the Purchaser the benefit thereof, provided that Purchaser timely reimburses Seller for any such Assumed Liabilities. If Purchaser concludes that the failure to obtain any such required Consent will so interfere, then Purchaser shall not be obligated to proceed to Closing.

          (d) As an incentive to Transferred Employees (as defined herein) identified by Seller and Purchaser to remain in the employ of Seller through the Closing Date, Seller shall offer such Transferred Employees retention bonuses in an aggregate amount equal to up to $30,500. Such retention bonuses shall be paid by Purchaser to such Transferred Employees who remain employees in good standing of Purchaser as of a date chosen by Purchaser that is within 30 days after the Closing Date, and the Purchase Price payable with respect to the Purchased Assets shall be reduced by $15,250 as reflected on Schedule 3.5(a).

          (e) With respect to work-in-process, unbilled amounts for services rendered, notes and accounts receivable, and proceeds thereof arising from the conduct of Seller’s business (including the ABQ Data Center) prior to the Effective Time for billing periods that end after the Effective Time, Seller shall be solely responsible for billing the obligors on and collecting such amounts for the billing period ending as of the Effective Time.

          (f) Seller has fixed fee agreements (the “1099 Agreements”) with three customers to perform the extraction, testing and file submission work associated with 1099 production. Seller warrants that, as of the Effective Time, 90% of the work required to complete Seller’s obligations under the 1099 Agreements will have been completed. For the convenience of the parties, Purchaser agrees to perform the work that is required after the Effective Time to complete the 1099 production under the 1099 Agreements (which Seller estimates will not exceed 20 hours) in accordance with the terms of the 1099 Agreements. Such work will consist of generating live files; obtaining customer approvals and sending the file to the printing vendor in January, 2005; creating “test” files and submitting them to the IRS in January, 2005; sending live files to the IRS in February and March, 2005; and handling any technical data transmission issues raised by the IRS all in accordance with the applicable terms of the 1099 Agreements. The 1099 Agreements shall not be assigned to or assumed by Purchaser, and the obligations of Seller thereunder shall constitute Excluded Liabilities and not Assumed Liabilities. Upon completion of Purchaser’s work with respect to the 1099 Agreements as described in this Section 3.5(f), Purchaser shall invoice Seller for and Seller shall pay to Purchaser the sum of $3,000 plus $75.70 for each hour over 20 hours that Purchaser devotes to the completion of Purchaser’s work as described in this Section 3.5(f), provided that Purchaser shall not invoice Seller for an amount in excess of 10 hours. Purchaser shall have no obligation to pay the printing vendor for production of 1099s under the 1099 Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     4.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article IV. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any exhibit or document delivered by a party hereto to the other party pursuant to this Agreement shall survive the Closing (and none shall merge into any instrument of conveyance), regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. All representations and warranties of Seller are made subject to the exceptions which are noted in the Disclosure Schedule delivered by Seller to Purchaser and attached hereto as Exhibit B (the “Disclosure Schedule”). All exceptions noted in the Disclosure Schedule shall be numbered to correspond to the applicable paragraph of Section 4.3 to which such exception refers.

     4.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that, as of the date hereof and as of the Closing Date:

          (a) Purchaser is a limited liability company duly formed, validly existing and in good standing, under the laws of the State of Delaware.

          (b) Purchaser has full limited liability company power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and as presently proposed to be conducted, and to enter into and perform (i) this Agreement, (ii) the Transition Agreements (as defined herein), (iii) the Bill of Sale, Assignment and Assumption Agreement, and (iv) the other documents and instruments to be executed by Purchaser pursuant to or as contemplated by this Agreement (the agreements and instruments described in the foregoing clauses (ii), (iii) and (iv) are collectively the “Purchaser’s Ancillary Documents”). This Agreement has been, and Purchaser’s Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser. This Agreement constitutes, and each of Purchaser’s Ancillary Documents when executed and delivered will constitute, valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies, and subject in the case of each applicable Purchaser Ancillary Document to the obtaining of any required Consent of any counterparty to any assigned contract, instrument or agreement.

          (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity is required on the part of Purchaser for the execution and delivery by Purchaser of this Agreement and Purchaser’s Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser’s Ancillary Documents (collectively, the “Transactions”) except such as has already been obtained.

          (d) Neither the execution and delivery of this Agreement and Purchaser’s Ancillary Documents by Purchaser, nor the consummation by Purchaser of the Transactions, will, with or without the giving of notice or the passage of time, result in any material breach on the part of the Purchaser of, or constitute a material default on the part of Purchaser under, or result in the imposition of any material lien or encumbrance upon any of the assets or property of Purchaser pursuant to, any material agreement, contract, permit, license, indenture or other instrument to which Purchaser is a party or by which it or any of its assets or properties is bound or affected, or any provision of federal or state law or any judgment, order, writ, decree, statute, rule or regulation applicable to Purchaser, and will not violate Purchaser’s certificate of formation or amended and restated operating agreement (“Purchaser’s Organizational Documents”).

          (e) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Purchaser’s knowledge, threatened, against Purchaser with respect to the consummation of the Transactions.

          (f) Neither Purchaser nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the Transactions or introducing the parties to each other. As used herein, an “Affiliate” is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

          (g) Purchaser has on hand cash funds sufficient to make the payments pursuant to Article III.

          (h) No representation or warranty by Purchaser contained in this Agreement or in any of Purchaser’s Ancillary documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading, except to the extent that such misstatement or omission would have no material adverse effect on the business and operations of Seller.

     4.3 Seller’s Representations and Warranties. Except as set forth in the Disclosure Schedule attached hereto as Exhibit B, Seller represents and warrants to Purchaser that, as of the date hereof and as of the Closing Date:

CORPORATE

          (a) Seller is a corporation duly incorporated, validly existing and in good standing, under the laws of the State of Delaware and is duly qualified to transact business and is in good standing in the State of New Mexico and in each other state in which the conduct of the business conducted by it using the Purchased Assets has required such qualification (except to the extent that the failure of Seller to be qualified to transact business in states other than New Mexico would not have a Material Adverse Effect (as hereinafter defined)).

          (b) Seller has full corporate power and authority to enter into and perform (i) this Agreement, (ii) the Transition Agreements, (iii) the Bill of Sale, Assignment and Assumption Agreement, and (iv) the other documents and instruments to be executed by Seller pursuant to or as contemplated by this Agreement (the agreements and instruments described in the foregoing clauses (ii), (iii) and (iv) are collectively, “Seller’s Ancillary Documents”). This Agreement has been, and Seller’s Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller. This Agreement constitutes, and each of Seller’s Ancillary Agreements when executed and delivered by Seller will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies).

          (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person or entity is required for the execution and delivery of this Agreement and Seller’s Ancillary Documents and the consummation by Seller of the Transactions.

          (d) Neither the execution and delivery of this Agreement and Seller’s Ancillary Documents by Seller, nor the consummation by Seller of the Transactions, will, with or without the giving of notice or passage of time, result in any material breach of, or constitute a material default under, or result in the imposition of any material lien or encumbrance upon any of the Purchased Assets pursuant to, any material agreement, contract, permit, license, indenture or other instrument to which Seller is a party or by which any of the Purchased Assets is bound or affected, and will not violate the Certificate of Incorporation or Bylaws of Seller (collectively, “Seller’s Organizational Documents”).

FINANCIAL

          (e) Seller has good and marketable title to the Purchased Assets, a valid leasehold interest in the Leased Premises, and the corporate power to sell the Purchased Assets, in each case free and clear of any liens, claims, encumbrances and security interests, except for statutory liens for Taxes not yet due (“Permitted Liens”).

          (f) Seller has properly completed and filed on a timely basis all returns and reports required to be filed by Seller on or prior to the date hereof with respect to the Acquired Business pertaining to federal, state, and local income, gross receipts, franchise, transfer, employment, payroll, sales, use, occupancy, personal property, and other taxes, charges and assessments (collectively, “Taxes”) and all Taxes due from Seller for all periods through the Closing Date with respect to the Acquired Business, whether or not shown on such returns and reports, have been duly paid. There is no material claim, audit, action, suit, proceeding, dispute or investigation now pending, or, to Seller’s knowledge, threatened against or with respect to Seller in respect of any Tax or assessment with respect to the Acquired Business nor is there any basis therefor that could have a Material Adverse Effect. The charges to customers under the MCTM Customer Contracts and the Web Hosting Agreements have not prior to the Closing Date been subject to sales or use taxation. Seller shall pay when due any and all Taxes that are not due as of the date hereof that give rise to Permitted Liens.

CONTRACTS AND LICENSES

          (g) Seller has provided to Purchaser true, correct and complete copies of the Contracts and the Third-Party Licenses. All Contracts and Third-Party Licenses are in full force and binding upon Seller and, to Seller’s knowledge, the other parties thereto. No default by Seller has occurred thereunder and, to Seller’s knowledge, no default by the other contracting parties has occurred thereunder, except, in either case, such breaches that, individually or in the aggregate, would not (i) in the case of the ABQ Lease, constitute an event of default on the part of Seller thereunder, (ii) in the case of any MCTM Customer Contract or any Web Hosting Agreement, give rise to any material performance penalties or any right on the part of the customer to terminate such agreement, (iii) give rise to any liability on the part of Purchaser or (iv) have a material adverse effect on the Acquired Business or the condition or operations of the Purchased Assets (any condition described in clauses (i), (ii) or (iii), a “Material Adverse Effect”). Schedule 4.3(g) contains a true, correct and complete listing of all performance-related penalties, adjustments and allowances to which customers under any MCTM Customer Contract or Web Hosting Agreement have become entitled for all periods through September 30, 2004 (whether pursuant to contractual terms or by ad hoc action), listing for each MCTM Customer Contract and each Web Hosting Agreement by quarterly or monthly period during the term of the applicable agreement the amount of such penalties, adjustments and allowances and the provision of the applicable agreement under which the same arose. No party to any MCTM Customer Contract or any Web Hosting Agreement has or has exercised any right to establish a source code escrow with respect to any software licensed by Seller or utilized to provide the services required to be provided by Seller thereunder.

LITIGATION

          (h) There is no litigation, arbitration or other proceeding, in law or in equity, and there are no enforcement, compliance or other proceedings, audits, examinations, inquiries or governmental investigations before any federal, state or local governmental agency, grand jury, commission or other administrative authority (collectively, “Governmental Authorities”), pending, or, to Seller’s knowledge, threatened, against Seller with respect to or affecting the Purchased Assets or the Acquired Business or with respect to the consummation of the Transactions.

          (i) Seller is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the Purchased Assets or the business of the Seller conducted using the Purchased Assets.

          (j) Seller has at all times conducted the Acquired Business in full compliance with all applicable federal, state and local laws, rules and regulations, and Seller is not, with respect to the Purchased Assets or the Acquired Business, in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with any Federal, state or local governmental authority, except for instances of non-compliance that, individually or in the aggregate, (i) would not give rise to any material liability of Seller or (ii) would not violate any condition of participation in any governmental contract or program that is material to the Acquired Business.

REAL ESTATE

          (k) The Leased Premises are leased to Seller pursuant to the ABQ Lease, a true and correct copy of which has been delivered to Purchaser. To Seller’s knowledge, the conduct of the ABQ Data Center as operated by Seller before the Closing Date at the Leased Premises complies in all material respects with all applicable legal requirements relating to the Leased Premises, including requirements under applicable zoning ordinances, building code requirements, and private restrictions. Seller is not in default under any agreement relating to the Leased Premises.

          (l) There are no condemnation proceedings pending or, to Seller’s knowledge, threatened with respect to any portion of the Leased Premises.

INTELLECTUAL PROPERTY

          (m) Seller owns the MCTM Software. To Seller’s knowledge, no other person has or alleges to have any rights or interest in or to the MCTM Software. To Seller’s knowledge, the rights of Seller in respect of the MCTM Software do not infringe on the valid rights of any third party. Seller is the owner of all Copyrights and to Seller’s knowledge, the rights of Seller in respect of the Copyrights do not infringe on the valid rights of any third party. Seller has taken commercially reasonable and customary steps to maintain the source code, object code, and documentation for the MCTM Software as confidential information of Seller (the “MCTM Confidential Information”). Seller has no pending disputes with respect to and has no knowledge of and has received no notice of any claims relating to infringement of the MCTM Software or any Copyrights or the misappropriation of the MCTM Confidential Information.

GENERAL

          (n) Except as expressly set forth elsewhere in this Section 4.3, Seller makes no warranty, representation or guaranty, whether express or implied, with respect to the Equipment, whether related to its physical condition, merchantability, or fitness for any particular purpose, or otherwise.

          (o) Seller has not dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser for arranging the Transactions.

          (p) Except for authorizations applicable to any business entity conducting business in New Mexico, there are no licenses, permits or authorizations that Seller is required by any Governmental Authority to have obtained in order for Seller lawfully to conduct the Acquired Business and Seller has never held any licenses, permits or authorizations from any Governmental Authority in connection with the conduct of the Acquired Business.

          (q) There are no collective bargaining agreements relating to or affecting the Transferred Employees (as herein defined) or, to Seller’s knowledge, any labor unions or other collective bargaining units seeking to represent the Transferred Employees. Schedule 5.1(g) includes a true, correct and complete schedule of the base salary and bonus or incentive compensation payments and programs of every type paid or payable to the Transferred Employees by Seller in 2004. As of the Closing Date, all obligations of Seller to all Transferred Employees including for salary, wages, incentive compensation, paid time off, benefits and severance will be paid on the basis that each such Transferred Employee is being discharged by Seller on and as of the Closing Date. The MCTM Software was created in part by the Transferred Employees in the course of their employment with Seller and the rights of the Transferred Employees with respect thereto have been validly acquired by Seller. There is no dispute or claim pending or, to the knowledge of Seller, threatened between Seller and the Transferred Employees nor is there any basis for any such claim against Seller. Except as disclosed on Schedule 5.1(g), the Transferred Employees constitute all of the employees, consultants and service providers whose services have been used by Seller or any Affiliates to conduct the Acquired Business over the twelve-month period ending on the Closing Date. Except pursuant to employee confidentiality agreements with the Seller copies of which have been provided to the Purchaser, no Transferred Employee is, to the knowledge of Seller, without independent investigation, subject to any restrictive covenant that would cause any limitation to be placed on the activity that such Transferred Employee may undertake as an employee of Purchaser after the Closing.

          (r) Except for (i) cash, accounts receivable and working capital, (ii) non-material obsolete assets disposed of in the ordinary course, and (iii) worn-out, defective or damaged assets replaced prior to the Closing Date with substitutes that were new and of equal or better quality as of the time of acquisition, the Purchased Assets constitute all of the assets used by Seller or necessary to the conduct by Seller of the Acquired Business during the twelve-

month period ending on the Closing Date. Seller has not deferred any regularly scheduled maintenance with respect to the Equipment.

          (s) Seller is solvent and, after giving effect to the Transactions, will be able to pay its debts as they come due and will pay such debts to the extent the non-payment thereof would have a Material Adverse Effect. The parties agree that the Purchase Price and the assumption of the Assumed Liabilities constitutes fair and reasonable consideration for the Purchased Assets and is not in respect of an antecedent debt.

          (t) Seller has made available to Purchaser and Purchaser’s representatives all of the financial books and records, books of account, contracts, lease documents, files, premises, inventories, equipment, and properties (real, personal, mixed, tangible and intangible) of Seller pertaining to the Purchased Assets and/or the Acquired Business that Buyer has requested. No representation or warranty by Seller contained in this Agreement or any of Seller’s Ancillary Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading, except to the extent that such misstatement or omission would have no Material Adverse Effect.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING

     5.1 Seller’s Obligations. Between the date hereof and the Closing Date:

          (a) Seller shall give to Purchaser’s officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records relating to the Acquired Business, the Purchased Assets and the Transferred Employees and shall furnish to Purchaser such information related to the Purchased Assets and the Transferred Employees as Purchaser may at any time and from time to time reasonably request.

          (b) Seller shall use commercially reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain (i) the agreement of the landlord under the ABQ Lease to the form of Landlord’s Consent and Estoppel attached hereto as Exhibit C, (ii) the agreement of each counterparty to an MCTM Customer Agreement and each Web Hosting Agreement to the applicable form of Customer Contract Assignment, Consent and Confirmation attached hereto as Exhibit D and (iii) all other consents (collectively, the “Consents”) required for the lawful assignment of each other Contract and each Third-Party License, each Permit, and the ABQ Lease to be assigned to Purchaser hereunder and which may be required for such assignment to be effective.

          (c) Seller shall use and operate the Purchased Assets and continue to employ the Transferred Employees in the usual and ordinary course of business, consistent with past practices and shall use its reasonable best efforts to preserve the Purchased Assets, and shall maintain the Purchased Assets in good operating condition and repair, ordinary wear and tear excepted.

          (d) Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall not create, or knowingly permit to be created, any lien against or security interest in, or otherwise encumber, any of the Purchased Assets.

          (e) [Reserved.]

          (f) Seller will not (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of the Purchased Assets (including any acquisition structured as a sale of assets, sale of capital stock, merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

          (g) Purchaser shall be authorized to discuss with and make offers of employment at will to employees of Seller identified on Schedule 5.1(g) (the “Transferred Employees”) with respect to employment with Purchaser from and after the Closing Date. Any such activities shall be conducted (i) during Seller’s normal business hours and upon reasonable notice to Seller and (ii) in such a manner as to minimize disruption to Seller’s workforce. With respect to Transferred Employees offered employment with Purchaser (or its affiliates), Purchaser shall ensure that such employee are credited with their tenure with Seller for purposes of eligibility, vesting, and benefit accrual under Purchaser’s regularly maintained employee benefit plans.

          (h) As of the Effective Time, Seller shall cause a complete back-up copy of all data and files stored at the Leased Premises or resident on the Equipment and to which Seller wishes to or may be required to have access under any MCTM Customer Contract, any Web Hosting Agreement, any Third Party License or any applicable law, rule or regulation to be made and transported to site chosen by Seller other than the Leased Premises.

     5.2 Joint Obligations. Between the date hereof and the Closing Date:

          (a) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date, provided that (i) nothing herein shall obligate Purchaser to undertake any responsibility for any Excluded Liabilities in order to obtain the agreement of any counterparty to a MCTM Customer Agreement or any Web Hosting Agreement to the form of Contract Assignment required hereby, and (ii) Purchaser shall be entitled to require that the terms of the MCTM Customer Contracts with Kaiser Foundation Health Plan, Inc. (“KFHP”) and American Medical Response, Inc. (“AMR”) be amended in a manner satisfactory to Purchaser to provide that Purchaser shall not be obligated to provide more than 150 hours of uncompensated programming services to KFHP and AMR in the aggregate during any calendar year beginning January 1, 2005.

          (b) Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of such party untrue or which might reasonably be expected to prevent the consummation of the Transactions as a result of a failure of a condition of the other party’s performance at Closing, including but not limited to (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions or (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions. Seller shall promptly give Purchaser written notice of any actions, suits, claims, investigations or enforcement or compliance or other proceedings commenced, audits, inquiries or reviews, or to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the business of Seller conducted using the Purchased Assets. Purchaser shall promptly give Seller written notice of any actions, suits, claims, investigations or proceedings commenced, or to Purchaser’s knowledge, threatened against, relating to or involving or otherwise affecting Purchaser which relate to the consummation of the Transactions.

ARTICLE VI

CONDITIONS TO CLOSING

     6.1 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions is subject to the fulfillment of all of the following conditions on or prior to the Closing Date. If any of the following conditions is not fulfilled on the Closing Date, then this Agreement may, at Seller’s option, be terminated pursuant to and with the effect set forth in Article X:

          (a) Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

          (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the Transactions were consummated) shall have been performed.

          (c) Purchaser shall have delivered at the Closing all of the documents, instruments and other items, and shall have entered into the agreements, set forth in Section 7.2.

          (d) No default on the part of Purchaser shall have occurred and be continuing under the Master ASP Agreement.

     6.2 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment of all of the following conditions on or prior to the Closing Date. If any of the following conditions is not fulfilled on the Closing Date, then this Agreement may, at Purchaser’s option, be terminated pursuant to and with the effect set forth in Article X:

          (a) Each and every representation and warranty made by Seller shall have been true and correct when made and shall be true and correct as if originally made on and as of the Closing Date.

          (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the Transactions were consummated) shall have been performed.

          (c) Seller shall have delivered at the Closing all of the documents, instruments and other items, and shall have entered into the agreements, set forth in Section 7.3.

          (d) The landlord under the ABQ Lease shall have executed and delivered to Purchaser a Landlord Consent and Estoppel in the form attached hereto as Exhibit C.

          (e) Each customer under a MCTM Customer Contract and each customer under a Web Hosting Agreement shall have executed and delivered to Purchaser a Contract Assignment in the form attached as part of Exhibit D that corresponds to such customer.

          (f) Each Transferred Employee listed on Schedule 5.1(g) shall have accepted employment at will with Purchaser effective at the Effective Time (except that any Transferred Employee with whom Purchaser elects to enter into an employment agreement shall have executed and delivered such employment agreement in form and substance satisfactory to Purchaser), and each Transferred Employee shall have executed and delivered an employee estoppel in a form prescribed by Purchaser.

          (g) No default on the part of Seller shall have occurred and be continuing under the Master ASP Agreement.

     6.3 Mutual Conditions. The respective obligations of each of Seller and Purchaser to effect the Transactions are subject to the fulfillment of all of the following conditions on or prior to the Closing Date. If any of the following conditions is not fulfilled on the Closing Date, then this Agreement may, at either Seller’s or Purchaser’s option, be terminated pursuant to and with the effect set forth in Article X:

          (a) No federal, state, local or foreign, if any, law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

          (b) The Closing of the Transactions shall be in compliance with all applicable state and federal laws, including without limitation all laws that would render the Transactions void or voidable.

          (c) No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the Transactions.

          (d) Seller, Purchaser, and to the extent applicable, RHC, shall have agreed on the amounts required to be set forth in Schedule 3.5(b).

     6.4 Casualty. If, prior to the Closing, any damage to or loss of any of the Purchased Assets or the Leased Premises occurs due to fire, flood, riot, theft, Act of God or other casualty, then Purchaser shall have the right by notice given to Seller to terminate this Agreement, and if Purchaser does not elect to terminate this Agreement, the Purchase Price shall be reduced by an amount equal to the reasonably estimated total cost necessary to be paid by Purchaser to repair or replace such damage or loss as mutually agreed by Seller and Purchaser. The adjustments in accordance with this Section 6.4 are the exclusive adjustments to be made by reason of any such occurrence for the purposes of this Agreement, and the Purchased Assets shall not include the right to receive any casualty insurance proceeds payable by reason of such occurrence.

ARTICLE VII

CLOSING

     7.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VII. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

     7.2 Purchaser’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 6.2, at Closing Purchaser shall pay the Purchase Price to Seller, and shall execute and deliver or cause to be executed and delivered to Seller all of the following:

          (a) a closing certificate executed by the Secretary or Assistant Secretary of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which the Purchaser certifies and attaches to such certificate (i) a true, correct, and complete copy of Purchaser’s Organizational Documents, each as amended to the Closing Date, (ii) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware, (iii) the incumbency and specimen signatures with respect to the officers of Purchaser executing this Agreement and Purchaser’s Ancillary Documents on behalf of Purchaser, and (iv) the true, correct, and complete resolutions of the Board of Managers of Purchaser, authorizing the execution, delivery and performance of this Agreement and Purchaser’s Ancillary Documents;

          (b) a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that Purchaser’s representations and warranties to Seller are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

          (c) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Purchaser;

          (d) the Landlord’s Consent and Estoppel, duly executed by Purchaser, with respect to the Leased Premises in substantially the form attached hereto as Exhibit C (the “Landlord’s Consent”);

          (e) a Customer Contract Assignment, Consent and Confirmation, duly executed by Purchaser, with respect to each MCTM Customer Contract and each Web Hosting Agreement in substantially the form attached hereto as Exhibit D (the “Customer Contract Assignments”), as applicable for each such customer;

          (f) a release and acknowledgement related to Seller’s prior ownership of equity in Purchaser, duly executed by RHC;

          (g) a software license agreement (the “Albuquerque Software License Agreement”), a Royal services agreement (the “Royal Services Agreement”) and a Quovadx services agreement (“the “Quovadx Services Agreement”), each duly executed by Purchaser, in substantially the forms attached hereto as Exhibits F, G and H, respectively (the “Transition Agreements”); and

          (h) without limitation by the specific enumeration of the foregoing, any other documents required to give further effect to Purchaser’s agreements as set forth herein.

     7.3 Seller’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 6.1, at Closing Seller shall deliver to Purchaser physical possession of the Leased Premises and all tangible Purchased Assets, and shall execute (where applicable in recordable form) and deliver or cause to be executed and delivered to Purchaser all of the following:

          (a) a closing certificate executed by the Secretary or Assistant Secretary of Seller (or any other officer of Seller specifically authorized to do so), on behalf of seller, pursuant to which the Seller certifies and attaches to such certificate (i) a true, correct, and complete copy of Seller’s Organizational Documents, each as amended to the Closing Date, (ii) a certificate of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware, (iii) the incumbency and specimen signatures with respect to the officers of Seller executing this Agreement and Seller’s Ancillary Documents on behalf of Seller, and (iv) the true, correct, and complete resolutions of the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement and Seller’s Ancillary Documents;

          (b) a closing certificate duly executed by the President of Seller (or any other officer of Seller specifically authorized to do so), on behalf of Seller, pursuant to which Seller represents and warrants to Purchaser that Seller’s representations and warranties to Purchaser are true and correct as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived by Purchaser in writing, have been so performed (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized officers of Seller;

          (c) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Seller;

          (d) releases of all liens and other encumbrances and security interests held by any creditor of Seller on any of the Purchased Assets, including, without limitation, UCC-2 and/or UCC-3 termination statements;

          (e) the Landlord’s Consent, duly executed by the landlord for the Leased Premises and Seller;

          (f) the Customer Contract Assignments, duly executed by Seller and the other parties to the Contracts assigned thereby;

          (g) a release and acknowledgement related to Seller’s prior ownership of equity in Purchaser, duly executed by Seller;

          (h) the Transition Agreements, duly executed by Seller; and

          (i) without limitation by specific enumeration of the foregoing, all other documents reasonably required to confirm the conveyance of the Purchased Assets or give further effect to Seller’s agreements as set forth herein.

     7.4 Joint Deliveries. At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, to each other, all legally required transfer tax declarations concerning the Purchased Assets.

ARTICLE VIII

POST-CLOSING AGREEMENTS

     8.1 Post-Closing Software Development. Seller acknowledges that Purchaser shall be entitled after the Closing to have the benefit of the generalized know-how, expertise, talent and experience of the Transferred Employees, as retained in their memory unaided by anything other than the Purchased Assets, with respect to the MCTM Software, which the Transferred Employees created as employees of Seller, and with respect to all aspects of the manner in which the MCTM Software could be enhanced, modified or reengineered; that after the Closing such generalized knowledge, talent and expertise shall not be deemed the confidential trade secrets or property of Seller (both hereunder and under the Albuquerque Software License Agreement); that Purchaser has extensive know-how, expertise, talent and experience in the creation and enhancement of software products for the managed care industry apart from that possessed by the Transferred Employees; and that the creation by Purchaser after the Closing of enhancements or modifications of the MCTM Software or other existing software of Purchaser or of a new software product that in any such case performs functions that correspond to those performed by the UM/CM Software shall not be deemed to violate the Albuquerque Software License Agreement or any other agreement of the parties; provided, however, that in the course of such creation Purchaser and its employees do not infringe upon or misappropriate the Intellectual Property of Seller (as such term is defined in the Albuquerque Software License Agreement).

     8.2 Inspection of Records. Seller and Purchaser shall each retain in accordance with their respective document retention policies and make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by the other’s duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, with respect to all transactions occurring prior to, and those relating to, the Closing and the Purchased Assets. As used in this Section 8.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

     8.3 Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, Contract, Permit, the ABQ Lease or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. If such a consent or agreement to transfer or assign is not obtained for any reason, then Purchaser may treat the same as a failure of a condition of Closing and terminate this Agreement, or at Purchaser’s election Purchaser and Seller shall cooperate in any arrangement Purchaser may reasonably request to provide for Purchaser the benefits under such claim, Contract, Permit, or the Lease.

     8.4 Sales and Transfer Taxes and Fees. The parties have consulted with their respective advisors and do not believe that any sales tax, use tax or similar taxes are due arising from the sale and conveyance of the Purchased Assets. If any taxing authority shall assert that such taxes are payable, Purchaser shall contest such assertion so long as it believes it has a good faith basis for doing so and that it is economically justified to do so, and Seller shall reimburse Purchaser as and when incurred 50% of all costs incurred by Purchaser in connection therewith. If any such additional taxes shall actually become payable (whether by final adjudication or settlement), Purchaser shall pay such taxes and Seller shall pay and indemnify Purchaser for 50% of the amount of such taxes.

     8.5 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

ARTICLE IX

INDEMNIFICATION

     9.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article IX. For the purposes of this Article IX, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, the term “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any such Claim (as defined in Section 9.5); provided, however, that Damages shall exclude consequential, incidental, indirect and punitive damages.

     9.2 Indemnification Obligations of Seller. Seller shall defend, indemnify, save and keep harmless Purchaser and RHC, and its and their officers, managers, employees, agents, members, successors and permitted assigns, against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement, Seller’s Ancillary Documents, or in any closing document delivered to Purchaser in connection with this Agreement;

          (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article IX);

          (c) the failure to discharge when due any Excluded Liability and any claim against Purchaser with respect to any such liability or obligation or alleged liability or obligation; or

          (d) any claims by parties other than Purchaser to the extent caused by the acts or omissions of Seller on or prior to the Closing Date.

     9.3 Limitations on Seller’s Indemnification Obligations. Purchaser, RHC and their successors and permitted assigns shall not be entitled to indemnification under Section 9.2(a) hereof, with respect to a breach of any of Seller’s representations and warranties in this Agreement unless such claim has been asserted by written notice, specifying the details of such breach, delivered to Seller on or prior to the date that is eighteen months after the Closing Date. Such limitation shall not affect Seller’s indemnification obligations under Sections 9.2(b), (c) or (d). Seller’s indemnification obligations under Section 9.2(a) and (b) shall be subject to the following additional limitations:

          (a) Purchaser and RHC shall not be entitled to recover Damages under Section 9.2(a) or 9.2(b) unless and until such Damages equal or exceed $25,000, provided that should such Damages equal or exceed $25,000, Purchaser shall be entitled to recover 100% of such Damages and not only the portion that exceeds $25,000; and

          (b) Seller’s aggregate liability for Damages under Section 9.2(a) and 9.2(b) shall not exceed the amount of the Purchase Price.

     9.4 Purchaser’s Indemnification Covenants. Purchaser shall defend, indemnify, save and keep harmless Seller and its officers, directors, employees, agents, stockholders and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement, Purchaser’s Ancillary Documents, or in any closing document delivered to Seller in connection with this Agreement;

          (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article IX);

          (c) Purchaser’s failure to pay, discharge and perform any of the Assumed Liabilities; or

          (d) any claims by parties other than Seller to the extent caused by the acts or omissions of Purchaser after the Closing Date or otherwise arising out of the operation by the Purchaser of the Acquired Business.

Seller shall not be entitled to recover Damages under Section 9.4(a) or 9.4(b) unless and until such Damages equal or exceed $25,000, provided that should such Damages equal or exceed $25,000, Seller shall be entitled to recover 100% of such Damages and not only the portion that exceeds $25,000. Purchaser’s aggregate liability for Damages under Section 9.4(a) and 9.4(b) shall not exceed the amount of the Purchase Price.

     9.5 Indemnification Procedure. In the event that any party entitled to indemnity under this Article IX is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liabilities for which, or the costs or expenses of which, are Damages (a “Claim”), such party (the “Indemnified Party”) shall give the Seller or Purchaser (depending upon which of such parties is obligated hereunder to indemnify such Indemnified Party) (the “Indemnifying Party”) prompt notice thereof. The Indemnifying Party shall be entitled to assume the defense of any such Claim, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may assume or participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense, including the expenses of one separate counsel, if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent that the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party (not to be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full release from all liability in respect to such claim or litigation other than a settlement for money damages only, the full amount of which is paid concurrently with the entry of such settlement. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party’s prior written consent (not to be unreasonably withheld) unless such Indemnifying Party has failed to assume the defense of the related action or proceeding and such settlement is for money damages only.

ARTICLE X

EFFECT OF TERMINATION/PROCEEDING

     10.1 Right to Terminate. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 11.3:

          (a) by the mutual written consent of Purchaser and Seller;

          (b) by either of such parties if the Closing shall not have occurred at or before 12:01 a.m. on January 1, 2005 without a breach or default hereunder by the terminating party; or

          (c) in the event of a material misrepresentation, breach of warranty or covenant, or other material breach or default of an obligation set forth in this Agreement, by the non-breaching party if such misrepresentation, breach or default, if capable of cure, is not cured within 10 days after receipt of written notice thereof to the breaching party; or

          (d) by Purchaser in the event of a casualty as described in Section 6.4(a).

     10.2 Remedies. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorneys’ fees). Without intending to limit the remedies available to either party, including the right to recover damages, each party agrees that damages at law will be an insufficient remedy to the other party in the event that such first party violates the terms of Section 11.4 and that any injured party may apply for and obtain preliminary and permanent injunctive relief, without bond or security, in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any such covenants contained therein. Notwithstanding the foregoing, in no event shall the failure of the Closing to occur for any reason give either party the right to terminate the Master ASP Agreement.

ARTICLE XI

MISCELLANEOUS

     11.1 RHC’s Obligations. RHC hereby unconditionally and irrevocably guaranties to Seller the prompt and complete payment in full when due and performance of the obligations of Purchaser to Seller pursuant to this Agreement and the Purchaser’s Ancillary Documents.

     11.2 [Reserved]

     11.3 Expenses. Except as set forth in Article IX, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys’, accountants’ and other professional fees and expenses.

     11.4 Confidentiality; Publicity. (a) Except as otherwise required by law or in order to comply with the requirements of a Government Authority (including without limitation in order for Purchaser to obtain any licenses, permits or authorizations required to be obtained by it in order to proceed to Closing), each party shall keep confidential and shall not disclose to any third party (other than to its officers, directors, managers, and employees having a need to know such information, or to its attorneys, accountants, investors and lenders) the existence, status or terms of this Agreement and the Transactions. Except as otherwise required by law, press releases concerning the Transactions shall be made only with the prior agreement of Seller and Purchaser, and no such press releases or other publicity shall state the amount of the Purchase Price. Notwithstanding the foregoing, (i) the parties acknowledge that Seller has disclosure obligations pursuant to federal securities laws which may require Seller to make certain disclosures regarding the Transactions, and Seller shall be permitted to make such disclosures to the extent required or prudent pursuant to federal securities laws, as determined in its sole discretion (and Purchaser shall no longer be bound by any further obligation pursuant to this Section 11.4 with respect to any information that Seller has so disclosed), (ii) Purchaser shall be permitted to make such disclosure of the transactions contemplated hereby (other than the Purchase Price) as may be required in order to obtain the execution and delivery of the Landlord’s Consent or the Customer Contract Assignments or to hire the Transferred Employees and obtain their execution of employee estoppel agreements in the form prescribed by Purchaser, and (iii) nothing in this Section 11.4 shall limit the disclosures that a party may make in any action to enforce its rights hereunder or under the Seller’s or the Purchaser’s Ancillary Documents (as applicable). Without limiting the generality of the foregoing, Seller agrees at all times to maintain the confidentiality of the MCTM Confidential Information and to cause its officers, directors, employees and agents to do likewise, and not to use the MCTM Confidential Information for any purpose after the Closing (and Seller acknowledges that the exception stated in clause (i) of the preceding statement shall not apply to such obligation).

          (b) From and after the Effective Time and for a period of one year thereafter, (i) Seller shall not solicit any of the Transferred Employees to change their employment with Purchaser or offer any position to any Transferred Employees at any time prior to six months after the termination of such Employee’s employment with Purchaser, and (ii) Seller shall not solicit any of the parties to any MCTM Customer Contracts or any Web Hosting Agreements for the purpose of providing to any such party services that are the same as or competitive with those provided by Seller in the conduct of the Acquired Business.

     11.5 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized overnight courier, or by United States mail. All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, if before 5:00 p.m. local time of the recipient and on a business day, if not then on the next business day, (ii) in the case of delivery by telecopy, on the date of confirmation, if received before 5:00 p.m. local time of the recipient and on a business day, if not then on the next business day, (iii) in the case of delivery by nationally recognized overnight courier, on the next business day following the date when sent and (iv) in the case of mailing, on the fifth business day following such mailing. All notices shall be addressed as follows:

If to Seller, to:

Quovadx, Inc.
6400 S. Fiddler’s Green Circle, Suite 1000
Englewood, CO 80111
Attention: General Counsel
Telecopier: (720) 554-1786

with a copy to:

Faegre & Benson LLP
1900 Fifteenth Street
Boulder, CO 80304
Attention: Celia F. Rankin
Telecopier: (303) 447-7800

If to Purchaser, to:

c/o Royal Health Care of Long Island LLC d/b/a Royal Health Care
521 Fifth Avenue
New York, New York 10175
Attention: Mr. Steven J. Bory, President
Telecopier: (212) 808-4772

with a copy to:

Manatt, Phelps & Phillips, LLP
7 Times Square – 24th Floor
New York, New York 10036
Attn: Peter F. Olberg
Telecopier: (212) 541-9250

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 11.4.

     11.6 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof and the Master ASP Agreement (to the extent that rights or obligations thereunder survive the Closing) constitute the entire agreement between the parties. Each exhibit, including the Disclosure Schedule, shall be considered incorporated into this Agreement.

     11.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     11.8 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State including Section 5-1401 of the General Obligations Law of such State but otherwise without reference to the conflicts of law principles thereof.

     11.9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.10 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that (i) at or prior to the Closing Purchaser may assign its rights and delegate its duties under this Agreement to an Affiliate of Purchaser and (ii) following the Closing either party may assign its rights hereunder to a successor to all or substantially all of the assets of the assignor (subject to the assumption by such successor of the obligations of such assignor hereunder). No such assignment other than an assignment described in clause (ii) of the preceding sentence shall relieve the assigning party of any of its liabilities or obligations under this Agreement.

     11.11 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     11.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     11.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. The facsimile transmission of an executed signature page of this Agreement or any Seller’s or Purchaser’s Ancillary

Documents shall have the same effect as the delivery of a manually-executed original counterpart hereof.

     11.14 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith, in order to maintain or achieve the economic position enjoyed by each party as close as possible to that under the provision(s) rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (i) such provision(s) shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

     11.15 Jurisdiction. The federal courts of the Southern District of New York and the District of Colorado shall have jurisdiction in any action arising from any disputes among the parties, and each party consents to such jurisdictions, waives any objection to venue in any such court and agrees that process in any such action may be served in the manner provided herein for the giving of notices.

[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLER:

QUOVADX, INC.

By:	/s/ Harvey A. Wagner

Name:	Harvey A. Wagner
Title:	President and Chief Executive Officer

PURCHASER:

ROYAL HEALTH CARE DATA CENTER LLC

By:	/s/ Steven J. Bory

Name:	Steven J. Bory
Title:	President & CEO

FOR PURPOSES OF SECTIONS 3.5(b), 6.3(d), 9.3 AND 11.1 ONLY:

ROYAL HEALTH CARE OF LONG ISLAND, LLC D/B/A ROYAL HEALTH CARE, LLC

By:	/s/ Steven J. Bory

Name:	Steven J. Bory
Title:	President & CEO